Exhibit 99.1

FOR IMMEDIATE RELEASE

E. Lee Wyatt Jr. Joins Interpublic Board of Directors

New York, NY – June 30, 2017 – The Board of Directors of Interpublic Group (NYSE: IPG) today announced the appointment of E. Lee Wyatt Jr., as an independent director of IPG, effective July 1, 2017. Mr. Wyatt is the current Senior Vice President and Chief Financial Officer of Fortune Brands Home & Security, having served in that role since 2011. As previously announced by Fortune Brands, Mr. Wyatt will step down as CFO on July 1, 2017 and will serve as an Executive Vice President at Fortune Brands until his retirement from the company at the end of the year.

Mr. Wyatt’s appointment expands IPG’s Board to ten directors, nine of whom are independent. Mr. Wyatt will serve on the Audit and Corporate Governance committees.

“Lee is an accomplished business leader with deep financial expertise, having served as Chief Financial Officer of several publicly traded companies for many years,” said Michael Roth, Chairman and CEO of IPG. “As a well-respected leader, Lee has overseen complex businesses at major global marketers and we’re confident he will add great value to both our Board and IPG,” Mr. Roth concluded.

In addition to his role as Senior Vice President and Chief Financial Officer of Fortune Brands, Mr. Wyatt served in various leadership roles throughout his career, including as Chief Financial Officer and Executive Vice President of Hanesbrands Inc. (formerly, Sara Lee Branded Apparel) from 2005 to 2011, and prior to that role, as Senior Vice President and Chief Financial Officer of Sonic Automotive Inc. from 2003 to 2005.

About Interpublic

Interpublic is one of the world’s leading organizations of advertising agencies and marketing services companies. Major global brands include Craft, FCB (Foote, Cone & Belding), FutureBrand, Golin, Huge, Initiative, Jack Morton Worldwide, MAGNA, McCann, Momentum, MRM//McCann, MullenLowe Group, Octagon, R/GA, UM and Weber Shandwick. Other leading brands include Avrett Free Ginsberg, Campbell Ewald, Carmichael Lynch, Deutsch, Hill Holliday, ID Media and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information

Tom Cunningham

(Press)

(212) 704-1326

Jerry Leshne

(Analysts, Investors)

(212) 704-1439

Interpublic Group    909 Third Avenue    New York, NY 10022    212-704-1200 tel    212-704-1201 fax